Exhibit 4.2
HUMANA INC.,
Issuer
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
Trustee
FIRST SUPPLEMENTAL INDENTURE
Dated as of March 9, 2026
______________________________
6.625% Fixed-to-Fixed Rate Junior Subordinated Notes due 2056
______________________________
Supplemental to Amended and Restated Indenture dated as of March 5, 2026

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		2

1.1	Definition of Terms	2

ARTICLE II. GENERAL TERMS AND CONDITIONS OF THE NOTES		6

2.1	Designation and Principal Amount	6
2.2	Stated Maturity	6
2.3	Form and Payment; Minimum Transfer Restriction	6
2.4	Exchange and Registration of Transfer of Notes; Restrictions on Transfers; Depositary	6
2.5	Interest; Calculation Agent	8
2.6	Agreement to Certain Tax Treatment	9

ARTICLE III. REDEMPTION OF THE NOTES		9

3.1	Optional Redemption by Company	9
3.2	Redemption Procedures	10
3.3	No Sinking Fund	10

ARTICLE IV. OPTION TO DEFER INTEREST PAYMENTS		10

4.1	Option to Defer Interest Payments	10
4.2	Notice of Deferral	12

ARTICLE V. DEFAULT AND REMEDIES		13

5.1	Events of Default.	13
5.2	Acceleration of Maturity; Rescission and Annulment.	13

ARTICLE VI. AMENDMENTS		14

ARTICLE VII. MISCELLANEOUS		17

7.1	Ratification of Indenture; First Supplemental Indenture Controls	17
7.2	Recitals	17
7.3	Governing Law	17
7.4	Severability	17
i

FIRST SUPPLEMENTAL INDENTURE
THIS FIRST SUPPLEMENTAL INDENTURE, dated as of March 9, 2026 (the “First Supplemental Indenture”), is between HUMANA INC., a Delaware corporation having its principal office at 101 East Main Street, Louisville, Kentucky 40202 (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (hereinafter called the “Trustee”).
WHEREAS, the Company entered into an Amended and Restated Indenture, dated as of March 5, 2026 with the Trustee (the “Base Indenture,” and together with this First Supplemental Indenture, referred to herein as the “Indenture”) (all capitalized terms used in this First Supplemental Indenture and not otherwise defined herein have the meanings assigned to such terms in the Base Indenture), for the purposes of issuing its Securities, evidencing its junior subordinated unsecured indebtedness, unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as authorized by or pursuant to the authority granted in one or more resolutions of the Board of Directors of the Company; and
WHEREAS, Section 901 of the Base Indenture provides that without the consent of the Holders of the Securities of any series issued under the Base Indenture, the Company, when authorized by a Board Resolution, and the Trustee may, in certain circumstances, enter into one or more indentures supplemental to the Base Indenture; and
WHEREAS, the Company proposes to issue a series of Securities designated as its 6.625% Fixed-to-Fixed Rate Junior Subordinated Notes due 2056, the terms of which shall be set forth in, or determined in the manner provided in, an Officers’ Certificate of the Company as provided in Section 301 of the Base Indenture (such subordinated notes being referred to herein as the “Notes” and all references to Securities in the Base Indenture shall be deemed to refer also to the Notes unless the context otherwise provides); and
WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed; and
NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the promises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I.
DEFINITIONS
1.1    Definition of Terms. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
(a)    the capitalized terms not otherwise defined herein shall have the meanings set forth in the Base Indenture;
(b)    the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;
(c)    all other terms used herein which are defined in the Trust Indenture Act of 1939, as amended, whether directly or by reference therein, have the meanings assigned to them therein;
(d)    all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States of America, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted in the United States of America at the date of such computation; provided, that when two or more principles are so generally accepted, it shall mean that set of principles consistent with those in use by the Company;
(e)    a reference to a Section or Article is to a Section or Article of this First Supplemental Indenture unless otherwise stated;
(f)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and
(g)    headings are for convenience of reference only and do not affect interpretation.
“Additional Interest” has the meaning specified in Section 2.5(a).
“Calculation Agent” means, at any time, the entity appointed by the Company and serving as such agent with respect to the Notes at such time. For the avoidance of doubt, the Trustee shall have no responsibility to act as the Calculation Agent unless it consents to such appointment.
“First Reset Date” means September 15, 2031.
“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive Business Days immediately prior to the respective

Reset Interest Determination Date as published in the Most Recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive Business Days immediately prior to the respective Reset Interest Determination Date as published under the heading “Treasury Constant Maturities” in the Most Recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be the Initial Interest Rate.
“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).
“Initial Interest Rate” means 6.625%.
“Interest Payment Dates” means March 15 and September 15 of each year, commencing on September 15, 2026.
“Most Recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.
“Notes” has the meaning specified in Section 2.1.
“Optional Deferral Period” has the meaning specified in Section 4.1.
“Original Issue Date” means March 9, 2026.
“Parity Securities” has the meaning specified in Section 4.1.
“Rating Agency” means any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Company.
“Rating Agency Event” means, with respect to the Notes, as of any date, a change, clarification or amendment in the methodology in assigning equity credit to securities such as the Notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for the Company, (a) as such methodology was in effect on March 5, 2026, in the case of any Rating Agency that published a rating for the Company as of March 5, 2026, or (b) as such methodology was in effect on the date such Rating Agency first published a rating for the Company, in the case of any Rating Agency that first publishes a rating for the Company after March 5, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such Rating Agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such Rating Agency to the Notes as of the date of such change, clarification or amendment than the equity credit than would have been assigned to the Notes by such rating agency had the current methodology not been changed. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.
“Record Date” has the meaning specified in Section 2.5(a).
“Registered Global Securities” has the meaning specified in Section 2.3(a).
“Reset Date” means the First Reset Date and September 15 of every fifth year after 2031.
“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two Business Days prior to the first day of such Reset Period.
“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date, and thereafter each period from, and including, a Reset Date to, but excluding, the next following Reset Date, or the Stated Maturity or Redemption Date, as the case may be.
“Senior Indebtedness” means all of the Company’s obligations, whether presently existing or from time to time hereafter incurred, created or assumed, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:
(1)    all of the Company’s obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds or other securities or instruments;
(2)    all finance, operating and synthetic lease obligations of the Company;
(3)    all of the Company’s obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit facility;
(4)    all of the Company’s obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which the Company or any of the Company’s subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(5)    all of the Company’s payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations the Company incurred solely to act as a hedge against increases in interest rates that may occur under the terms of the Company’s other variable or floating rate indebtedness outstanding from time to time;
(6)    all obligations of the types referred to in clauses (1) through (5) above of another person which the Company has assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement;
(7)    all compensation and reimbursement obligations of the Company to the Trustee pursuant to certain terms of this Indenture; and
(8)    all amendments, modifications, renewals, extensions, refinancings, replacements or refundings by the Company of any such Senior Indebtedness referred to in clauses (1) through (7) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced Senior Indebtedness);
provided, however, that the following shall not constitute Senior Indebtedness: (A) trade accounts payable and accrued liabilities arising in the ordinary course of business or (B) any obligation, amendment, modification, renewal, extension, refinancing, replacement or refunding that by the terms of the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment and upon liquidation to, or is equal in right of payment and upon liquidation with, the Notes.
“Stated Maturity” has the meaning specified in Section 2.2.
“Tax Event” means, with respect to the Notes, the Company has received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation or any private letter ruling, technical advice memorandum or similar pronouncement), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with a tax audit of the Company or any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known, in each case after March 5, 2026, there is more than an insubstantial risk that interest payable by the Company on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States Federal income tax purposes.
ARTICLE II.
GENERAL TERMS AND CONDITIONS OF THE NOTES
2.1    Designation and Principal Amount. There is hereby established a new series of Debt Securities to be issued under this Indenture, to be designated as the Company’s “Fixed-to-Fixed Rate Junior Subordinated Notes due 2056” (the “Notes”), in the initial aggregate principal amount of up to $1,000,000,000, which amount shall be set forth in any written orders of the Company for the authentication and delivery of Notes pursuant to Section 303 of the Base Indenture and Section 7.1 hereof. Additional Notes, without limitation as to amount and without the consent of the Holders of the then outstanding Notes, may also be authenticated and delivered in the manner provided in Section 303 of the Base Indenture. Any such additional Notes will have the same Stated Maturity and other terms (except for the issue price, the issue date and if applicable, the initial Interest Payment Date) as those initially issued under this First Supplemental Indenture and shall be consolidated with and part of the same series of Notes as the Notes initially issued under this First Supplemental Indenture for all purposes of the Indenture, including waivers and amendments; provided that, if any such additional Notes are not fungible with the outstanding Notes for U.S. federal income tax or securities law purposes, they will be issued with one or more separate CUSIP numbers (or other applicable identifying number).
2.2    Stated Maturity. The “Stated Maturity” of the Notes is September 15, 2056.
2.3    Form and Payment; Minimum Transfer Restriction.
(a)    The Notes shall be issued in fully registered global form (the “Registered Global Securities”) without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Principal and interest on the Notes will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes bearing identical terms and provisions at the Corporate Trust Office of the Trustee; provided, however, that payment of interest may be made at the option of the Company with respect to definitive Registered Securities, by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by transfer to an account maintained by the Person entitled thereto as specified in the Security Register, provided that proper transfer instructions have been received by the Paying Agent in writing at least five Business Days prior to the Record Date. The Security Register for the Notes shall be kept at the Corporate Trust Office of the Trustee, and the Trustee is hereby appointed Security Registrar and Paying Agent for the Notes.

(b)    The Notes may be transferred or exchanged in accordance with the terms of Section 304 and 305 of the Base Indenture.
2.4    Exchange and Registration of Transfer of Notes; Restrictions on Transfers; Depositary. The Notes will be issued to the Holders in accordance with the following procedures:
(a)    So long as Notes are eligible for book-entry settlement with the Depositary, or unless required by law, all Notes that are so eligible will be represented by one or more Registered Global Securities, and except as provided in Section 2.4(c) below, beneficial owners of a Registered Global Security shall not be entitled to have definitive Registered Securities in their names, will not receive or be entitled to receive physical delivery of definitive Registered Securities and will not be registered Holders of such Global Notes.
(b)    The transfer and exchange of beneficial interests in Registered Global Securities shall be effected through the Depositary in accordance with the Indenture and the procedures and standing instructions of the Depositary and the Trustee shall make appropriate endorsements to reflect increases or decreases in principal amounts of such Registered Global Securities.
(c)    Notwithstanding any other provisions of the Indenture (other than the provisions set forth in this Section 2.4(c), a Registered Global Security may not be exchanged in whole or in part for Notes in definitive form, and no transfer of a Registered Global Security may be registered, in the name of any person other than the Depositary or a nominee thereof unless (i) such Depositary (A) has notified the Company that it is unwilling or unable to continue as Depositary for such Registered Global Security or (B) has ceased to be a clearing agency registered as such under the Exchange Act at a time when the Depositary is required to be so registered to act as such Depositary, and no successor Depositary has been appointed by the Company within 90 days after its receipt of such notice or its becoming aware of such ineligibility, or (ii) the Company, in its sole discretion and subject to the procedures of the Depositary, instructs the Trustee in writing to exchange such Registered Global Security for a Note that is not a Registered Global Security (in which case such exchange (subject to such procedures) shall be effected by the Trustee).
The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Registered Global Security. Initially, the Registered Global Security shall be registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for the Depositary.
Definitive Registered Securities issued in exchange for all or a part of a Registered Global Security pursuant to this Section 2.4(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such definitive Registered Securities to the person in whose names such definitive Registered Global Securities are so registered.

So long as Notes are represented by one or more Registered Global Securities, (i) the Registrar for the Notes and the Trustee shall be entitled to deal with the Depositary for all purposes of the Indenture relating to such Registered Global Securities as the sole Holder of the Notes evidenced by such Registered Global Securities and shall have no obligations to the holders of beneficial interests in such Registered Global Securities ; and (ii) the rights of the holders of beneficial interests in such Registered Global Securities shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such holders and the Depositary and/or the participants in the Depositary.
At such time as all interests in a Registered Global Security have been paid, redeemed, exchanged, repurchased or canceled, such Registered Global Security shall be canceled by the Trustee in accordance with its customary procedures. At any time prior to such cancellation, if any interest in a Registered Global Security is exchanged for definitive Registered Securities, redeemed by the Company pursuant to Article III or canceled, or transferred for part of a Registered Global Security, the principal amount of such Registered Global Security shall, in accordance with the standing procedures and instructions of the Depositary be reduced or increased, as the case may be, and an endorsement shall be made on such Registered Global Security by the Trustee to reflect such reduction or increase.
2.5    Interest; Calculation Agent.
(a)    Each Note will bear interest (i) from and including the Original Issue Date to, but excluding the First Reset Date at the rate of 6.625% per year and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per year equal to the Five-year U.S. Treasury Rate as of the Reset Interest Determination Date for such Reset Period plus a spread of 2.891%, to be reset on each Reset Date; provided, that the interest rate during any Reset Period will not reset below 6.625%. Subject to the Company’s right to defer interest payments described in Article IV below, interest on the Notes is payable semi-annually in arrears on each Interest Payment Date until the principal thereof is paid or made available for payment. If interest payments are deferred or otherwise not paid, they will accrue and compound semi-annually until paid at an annual rate equal to the interest rate then applicable to the Notes, to the extent permitted by applicable law (“Additional Interest”). The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable will be paid to the Person in whose name such Note is registered, at the close of business on the Record Date next preceding such Interest Payment Date; provided that interest payable at Maturity will be paid to the Person to whom principal is payable. Any such interest that is not so punctually paid or duly provided for, and that is not deferred pursuant to Article IV hereof, will forthwith cease to be payable to the Holders on such Record Date and shall be paid to the Person in whose name such Note (or any Note issued upon registration of transfer or exchange thereof) is registered at the close of business on the record date for the payment of such defaulted interest established in accordance with Section 307 of the Base Indenture. The “Record Date” for payment of interest will be the close of business on the Business Day before the applicable Interest Payment Date, unless such Note is registered to a Holder other than the Depositary or a nominee of the Depositary, in which case the Record Date for each Interest Payment Date will be the close of business on the fifteenth calendar day (whether or not a Business Day) before the applicable Interest Payment Date. The interest rate for each Reset Period will be determined by the Calculation Agent.
Unless the Company has validly called all of the outstanding Notes for redemption on a Redemption Date occurring on or prior to the First Reset Date, the Company will appoint a Calculation Agent for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Company has called all of the outstanding Notes for redemption on a Redemption Date occurring on or prior to the First Reset Date, but the Company does not redeem all of the outstanding Notes on such Redemption Date, the Company will appoint a Calculation Agent for the Notes as promptly as practicable after such proposed Redemption Date. The Company may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there will always be a Calculation Agent in respect of the Notes when so required). The Company may appoint itself or any of its affiliates, and the Company or any of its affiliates may serve as, the Calculation Agent.
The applicable interest rate for each Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Company of the interest rate for the Reset Period and the Company shall promptly notify, or cause the Calculation Agent to promptly notify, the Trustee and each paying agent of such interest rate. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date will be on file at the Company’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.
(b)    If an Interest Payment Date, Redemption Date or the Stated Maturity of the Notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on the amount so payable will accrue for the period from such Interest Payment Date, Redemption Date or the Stated Maturity, as applicable.
2.6    Agreement to Certain Tax Treatment. Each Holder and beneficial owner of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the Holder or beneficial owner intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local income tax purposes and shall not take any position inconsistent with such treatment except as required pursuant to a final “determination” within the meaning of Section 1313(a)(1) of the U.S. Internal Revenue Code of 1986, as amended.

ARTICLE III.
REDEMPTION OF THE NOTES
Notwithstanding anything in Article 11 of the Base Indenture to the contrary:
3.1    Optional Redemption by Company. The Company shall have the option to redeem the Notes:
(a)    in whole or in part on one or more occasions at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date (i) on any day during the period commencing on the date that is 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date;
(b)    in whole, but not in part, at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, by a date no later than 120 days following the occurrence of a Tax Event; and
(c)    in whole, but not in part, at a redemption price equal to 102% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date, by a date no later than 120 days following the occurrence of a Rating Agency Event.
Unless the Company defaults in the payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Notes, or portions thereof, called for redemption.
The Company shall deposit with the Trustee an amount sufficient to pay the applicable redemption price by 10:00 a.m., New York City time, on the date such redemption price is to be paid. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.
3.2    Redemption Procedures.
(a)    Installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date for the Notes will be payable on that Interest Payment Date to the registered Holders thereof as of the close of business on the relevant Record Date according to the terms of the Notes and the Indenture, except that, if the Redemption Date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any Additional Interest) on the Notes to be redeemed will be paid on such Redemption Date to the persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the Interest Payment Date falling immediately after the last day of an Optional Deferral Period will not be deemed to fall on a day during such Optional Deferral Period.
(b)    In the case of a partial redemption, selection of the Notes for redemption will be made in accordance with the procedures of the Depositary, and in the case of definitive Notes, by lot. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Notes are to be redeemed in part only, the notice of redemption that relates to the Notes will state the portion of the principal amount of the Notes to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by the Depositary, the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.
(c)    Notice of any redemption shall be sent or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes.
3.3    No Sinking Fund. The Notes shall not be subject to any sinking fund.
ARTICLE IV.
OPTION TO DEFER INTEREST PAYMENTS
4.1    Option to Defer Interest Payments. Notwithstanding anything in this Indenture to the contrary, so long as no Event of Default with respect to the Notes has occurred and is continuing, at the Company’s option, the Company may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”).
A deferral of interest payments may not end on a date other than an Interest Payment Date and may not extend beyond the Stated Maturity of the Notes, and the Company may not begin a new Optional Deferral Period and may not pay current interest on the Notes until it has paid all accrued interest on the Notes from the previous Optional Deferral Period. Such accrued interest shall be payable to the persons in whose names the Notes are registered at the close of business on the Record Date next preceding such Interest Payment Date. The Company may also elect, at its option, to shorten the length of any Optional Deferral Period.
Any deferred interest on the Notes will accrue Additional Interest at a rate equal to the interest rate then applicable to the Notes, compounded on each Interest Payment Date, to the extent permitted by applicable law. Once the Company pays all deferred interest payments on the Notes, including any Additional Interest accrued on the deferred interest (including compound interest), it shall be entitled to again defer interest payments on the Notes as described above, but not beyond the Stated Maturity of the Notes.
During an Optional Deferral Period, the Company shall not do any of the following:
(a)    declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s Capital Stock;
(b)    make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of the Company’s indebtedness that ranks equally with, or junior to, the Notes in right of payment; or

(c)    make any payments with respect to any guarantee by the Company of any indebtedness if such guarantee ranks equally with, or junior to, the Notes in right of payment.
However, the foregoing provisions shall not prevent or restrict the Company from making:
(d)    purchases, redemptions or other acquisitions of the Company’s Capital Stock in connection with:
(i)    any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of the Company or any of the Company’s subsidiaries or affiliates;
(ii)    the satisfaction of the Company’s obligations pursuant to any contract or security entered into prior to the beginning of such Optional Deferral Period either (a) in the ordinary course of business or (b) other than in anticipation of the commencement of the Optional Deferral Period; or
(iii)    a dividend reinvestment or shareholder purchase plan;
(e)    any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of the Company’s Capital Stock;
(f)    any exchange, redemption or conversion of any class or series of the Company’s Capital Stock, or the Capital Stock of one of the Company’s subsidiaries, for any other class or series of the Company’s Capital Stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s Capital Stock;
(g)    any purchase, redemption or other acquisition of fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;
(h)    any declaration of a dividend or distribution in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto;
(i)    any payment, dividend or distribution made in the Company’s Capital Stock (or rights to acquire the Company’s Capital Stock), or repurchases, redemptions or acquisitions of Capital Stock in connection with the issuance or exchange of Capital Stock (or of securities convertible into or exchangeable for shares of the Company’s Capital Stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

(j)    payments on the Notes, any trust preferred securities, subordinated debentures, junior subordinated debentures or Notes or other debt securities, or any guarantees of any of the foregoing, in each case that rank equal in right of payment to the Notes (“Parity Securities”), made pro rata to the amounts due on such indebtedness, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;
(k)    any payment on, or repayment, redemption or repurchase of, Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities; or
(l)    any regularly scheduled dividend or distribution payments declared prior to the date that the applicable Optional Deferral Period commences.
4.2    Notice of Deferral. The Company shall give the Trustee written notice of its election to begin an Optional Deferral Period at least five Business Days before the first Interest Payment Date of such Optional Deferral Period which shall contain an instruction for the Trustee to forward such notice to the Holders of the Notes. However, the Company’s failure to pay interest on any Interest Payment Date will itself constitute the commencement of an Optional Deferral Period with respect to the Notes unless the Company pays such interest within five Business Days after the Interest Payment Date, whether or not the Company provides a notice of deferral.
ARTICLE V.
DEFAULT AND REMEDIES
5.1    Events of Default.
Solely for purposes of the Notes, Section 501 of the Base Indenture shall be deleted and replaced by the following:
Section 501.     Events of Default.
“Event of Default” wherever used herein with respect to the Notes means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
(1)    default in any payment of interest, including compound interest, on any Note when it becomes due and payable and such default continues for 30 days (subject to the Company’s right to optionally defer interest payments as provided in Article IV of the First Supplemental Indenture);
(2)    default in the payment of principal of or premium, if any, on any Note when it becomes due and payable at its Stated Maturity, upon redemption, upon declaration or otherwise;

(3)    the Company shall commence any case or proceeding seeking to have an order for relief entered on its behalf as debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or the Company shall apply for a receiver, custodian or trustee (other than any trustee appointed as a mortgagee or secured party in connection with the issuance of indebtedness for borrowed money of the Company) of it or for all or a substantial part of its property; or the Company shall make a general assignment for the benefit of creditors; or the Company shall take any corporate action in furtherance of any of the foregoing; or
(4)    an involuntary case or other proceeding shall be commenced against the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of the Company or any substantial part of its property; and such case or other proceeding (A) results in the entry of an order for relief or a similar order against the Company or (B) shall continue unstayed and in effect for a period of 60 consecutive days.
Except as otherwise set forth above, an Event of Default does not include a failure to comply with covenants under the Indenture.
5.2    Acceleration of Maturity; Rescission and Annulment.
Solely for purposes of the Notes, the first and second paragraphs of Section 502 of the Base Indenture shall be deleted and replaced by the following:
If an Event of Default with respect to the Notes and any related coupons occurs and is continuing (other than an Event of Default described in Sections 501(3) or (4) with respect to the Company), then and in every such case either the Trustee for the Notes or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may declare the entire principal amount of all the Notes, to be due and payable immediately, by a notice in writing to the Company (and to such Trustee if given by Holders), and upon any such declaration of acceleration such principal, together with accrued interest and all other amounts owing hereunder, shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.
If any Event of Default specified in Section 501(3) or (4) occurs with respect to the Company, all of the unpaid principal amount and accrued interest on all Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the Trustee or any Holder.

ARTICLE VI.
AMENDMENTS
With respect to the Notes, the Base Indenture is hereby amended as set forth below in this Article VI; provided, however, that each such amendment shall apply only to the Notes and not to any other series of Securities issued under the Indenture.
6.1    By replacing Section 105(2) of the Base Indenture in its entirety as follows:
(2)    the Company by such Trustee or by any Holder shall be sufficient for every purpose hereunder if furnished in writing and mailed, first class postage prepaid, addressed to it, to the attention of the Chief Financial Officer, at the address of its principal office specified in the first paragraph of this instrument or at any other address previously furnished in writing to such Trustee by the Company, or if sent by electronic transmission, to an email address provided to the Trustee by the Company.
6.2    By deleting the eighth paragraph of Section 305 of the Base Indenture in its entirety.
6.3    By replacing Section 403 of the Base Indenture in its entirety as follows:
Section 403. Covenant Defeasance.
Upon the Company’s exercise under Section 401 of the option applicable to this Section 403, the Company shall be released from any obligations under the covenants contained in Sections 704 and 801 hereof with respect to the Outstanding Securities, on and after the date the conditions set forth in Section 404 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes and any coupons appertaining thereto shall thereafter be deemed not “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Note and any coupons appertaining thereto, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document but, except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby.
6.4    By replacing Section 404(b) of the Base Indenture in its entirety as follows:
(b)    in the case of Legal Defeasance, the Company shall have delivered to the Trustee for the Securities of that series an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that, subject to customary assumptions and exclusions, (1) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (2) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Outstanding Securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
6.5    By replacing Section 404(c) of the Base Indenture in its entirety as follows:
(c)    in the case of Covenant Defeasance, the Company shall have delivered to the Trustee for the Securities of that series an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Outstanding Securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
6.6    By replacing Section 404(d) of the Base Indenture in its entirety as follows:
(d)    no Event of Default or event which with the giving of notice or the lapse of time, or both, would become an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit and no Event of Default under Section 501(3) or Section 501(4) shall have occurred and be continuing on the 123rd day after such date;
6.7    By replacing Section 405 of the Base Indenture in its entirety as follows:
Section 405.    Satisfaction and Discharge of the Indenture.
This Indenture will cease to be of further effect, and the Company will be deemed to have satisfied and discharged this Indenture with respect to any series of the Notes, when certain specified conditions have been satisfied, including the following:
(a)    all Notes not previously delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity or on a Redemption Date within one year;
(b)    the Company deposits with the Trustee, in trust, funds sufficient to pay the entire indebtedness on the Notes that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit, in the case of the Notes that have become due and payable, or to the Stated Maturity or the Redemption Date, if earlier, in the case of Notes that have become due and payable;
(c)    the Company has paid or caused to be paid all other sums payable under this Indenture in respect of the Notes; and
(d)    the Company has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that all these conditions have been complied with.
6.8    By replacing the last paragraph of Section 607 of the Base Indenture in its entirety as follows:
When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 501 (3) and (4) the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable Federal or state bankruptcy, insolvency or other similar law.
6.9    Section 1008 of the Base Indenture shall be deleted and replaced by the following:
Section 1008. Waiver of Certain Covenants.
The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 1005 and 1006 if before or after the time for such compliance the Holders of more than 50% in aggregate principal amount of the Outstanding Securities of each series of Securities affected by the omission shall, in each case by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee for the Securities of each series with respect to any such covenant or condition shall remain in full force and effect.
6.10    By deleting Section 1009 from the Base Indenture in its entirety.
ARTICLE VII.
MISCELLANEOUS
7.1    Ratification of Indenture; First Supplemental Indenture Controls. The Base Indenture, as supplemented and (solely for purposes of the Notes) amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this First Supplemental Indenture shall supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith.

7.2    Recitals. The recitals herein contained are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee does not make any representation as to the validity or sufficiency of this First Supplemental Indenture or the terms or provisions hereof. The Trustee shall not be responsible for the due execution hereof by the Company or the consequences of any amendment herein provided for, and the Trustee makes no representation as to such matters.
7.3    Governing Law. This First Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of law to the extent that the application of the law of another jurisdiction would be required thereby.
7.4    Severability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

HUMANA INC.

By:	/s/ Celeste M. Mellet
Name: Celeste M. Mellet
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Ann Dolezal
Name: Ann Dolezal
Title: Vice President
[Signature page to First Supplemental Indenture]